ROYALITE PETROLEUM CONSULTING AGREEMENT

This consulting agreement ("Agreement") is by and between Royalite Petroleum Company Inc., a Nevada corporation ("Royalite") and Kapco Consultants Corp., a Florida Corporation, (the "Consultant,"), and is effective as of August 1, 2007.

Royalite hereby retains Consultant to provide the following services (the "Services"):

- Identify and qualify potential investors and business opportunities;
- Assist in reviewing and structuring prospective business opportunities; and
- Such other financial advisory and consulting services as Royalite and the Consultants may mutually agree from time to time.

In exchange for Services, Royalite hereby agrees to pay Consultant, or its designee, a total retainer of $6,000 per month ("Monthly Retainer") on a month to month basis beginning on August 1, 2007. Payment shall be made via wire transfer to an account designated by the Consultant.

Royalite further agrees to reimburse Consultant for all business expenses following the receipt of a written breakdown of business expenses incurred.

This Agreement shall automatically extend on a month to month basis after August 31, 2007, but may be terminated by either party with a written notice to terminate this agreement on the first day of the month after 60 days of delivery to the other party.

The Services provided by Consultant are intended to increase the profile and public awareness of Royalite and its business. To this end, Consultant will provide Royalite with introductions to appropriate persons and institutions. The Consultants will facilitate the distribution of factual information about Royalite and its businesses as prepared by Royalite ("Information"). Royalite acknowledges that it has sole responsibility for ensuring that the content and distribution of Information by Consultants complies with applicable securities and other laws and agrees to indemnify the Consultant from any cost, liability or obligation it may suffer on incur as the result of, or arising in connection with the Services, including, without limitation, those relating to federal or state securities laws.

The Consultant is an independent contractor and nothing in this Agreement shall be deemed to constitute the Consultant as a partner, joint venturer, or employee of Royalite.

Royalite will provide Consultant with the appropriate form 1099 in connection with the Retainer paid for Services, if requested.

This Agreement is non-exclusive and the Consultant may engage in other activities including Services for other Clients. Similarly, Royalite may engage others to provide the same or similar services to those provided by Consultant.

Should any part of this Agreement become unenforceable or be called into legal question, the remainder of the Agreement remains legally valid and enforceable and the part or parts in question shall be replaced by applicable law that most closely replicates the economic arrangement between the parties.

This Agreement is the entire Agreement between the parties with respect to the subject matter hereof and it replaces and supersedes any and all previous agreements, whether written or oral, among the parties relating thereto.

Any changes or amendments to this Agreement must be made in writing and signed by all parties.

No party may assign any of its rights or obligations under this Agreement except that the Consultant may designate other parties to receive Retainer payments called for hereunder as described above.

This Agreement shall be governed by the laws of the State of Texas without giving effect to the principles of conflicts of laws. The parties agree that all disputes regarding this Agreement that cannot be settled amicably shall be exclusively and finally settled by binding arbitration in accordance with the Commercial Arbitration Rules, Expedited Procedures, of the American Arbitration Association ("AAA"). The parties agree that the Expedites Procedures of AAA shall apply regardless of the amount of the controversy. The seat of the arbitration shall be Austin, Travis County, Texas. There shall be one (1) arbitrator. The losing party agrees to bear all costs, expenses and attorneys' fees involved in the arbitration. The parties further agree to maintain the confidentiality of and not disclose to a third party, any information, documents, or things regarding any arbitral proceeding or disclosed in the course thereof, except as requited by law, regulation a bona fide business purpose and/or unless required in connection with an action to enforce, nullify, modify or correct an award. The parties agree that punitive, consequential or indirect damages of any kind, including lost profits, shall not be recoverable under any circumstances and no such claim shall be made by any party; provided, however, that this provision shall not apply to reimbursement for any such damages that are required to be paid to third parties.

All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt when delivered personally or sent by a nationally recognized overnight delivery service, charges prepaid to the appropriate address set forth on the signature page. Notices also may be given by facsimile and shall be effective on the date transmitted to the appropriate facsimile numbers listed below, if any, and if confirmed

within forty-eight (48) hours thereafter by a signed original sent in the matter provided in the preceding sentence.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executes and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

The parties have negotiated this Agreement and all the terms and conditions contained in this Agreement in good faith and at arms' length, and each party has been represented by counsel during such negotiations. No term, condition or provision contained in this Agreement shall be construed against any party or in favor of any party because such party or such party's counsel drafted, revised, commented upon, or did not comment upon, such term, condition or provision.

Michael Cass represents and warrants that he is the duly authorized President of Royalite and has the requisite power and authority to execute this Agreement of behalf of Royalite. Larry Kaplan represents and warrants that he has the requisite power and authority to execute this Agreement of behalf of Kapco Consultants Corp.

SIGNATORY PAGE TO FOLLOW

ROYALITE PETROLEUM CONSULTING AGREEMENT

In witness whereof the following have executed this Agreement effective as of the date first written above:

Read and Agreed:

ROYALITE PETROLEUM COMPANY INC.

By: Michael L. Cass
Title: President

Address for Notice:
3001 Riviera Rd.
Austin, Texas 78733

Fax: (512) 494-4634
Phone: (512) 402-0910

KAPCO CONSULTANTS CORP.

By: Larry Kaplan

Address for Notice:
7101 N.W. 18th Ave.
Gainesville, Florida 32605

Fax: (352)
Phone: (352) 214-0821